Exhibit (a)(1)(D)

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

FERRER PHARMA INC.,

a wholly owned subsidiary of

FERRER THERAPEUTICS INC.,

a wholly owned subsidiary of

GRUPO FERRER INTERNACIONAL, S.A.

to tender all outstanding shares of common stock of

ALEXZA PHARMACEUTICALS, INC.

for

$0.90 Net Per Share in Cash plus One Non-Transferable Contractual Contingent Value Right for Each Share, which Represents the Right to Receive up to Four Categories of Contingent Cash Consideration Payments, if any, upon the Achievement of Certain Milestones

(upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JUNE 20, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

May 23, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Ferrer Pharma Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Ferrer Therapeutics Inc., a Delaware corporation (“FTI”), which is a wholly owned subsidiary of Grupo Ferrer Internacional, S.A., a Spanish sociedad anonima (“Ferrer”), which is offering, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal, to purchase each outstanding share of common stock of Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza”), par value $0.0001 per share (“Shares”), validly tendered and not properly withdrawn in the offer for a price of $0.90 per Share, net to each stockholder in cash (less any applicable withholding taxes and without interest, the “Upfront Consideration”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which will represent the right to receive a pro-rata share of up to four payment categories in an aggregate (i.e., to all CVR holders assuming all four payments are made) maximum amount of $32.8 million (after deduction of an estimated $2.2 million payment to Alexza’s financial adviser Guggenheim Securities, LLC for fees and expenses in connection with the transactions described in the Offer to Purchase (as defined below) and subject to further adjustment) if certain licensing payments and revenue milestones are achieved and subject to the terms and conditions of the contingent value rights agreement to be entered into between Ferrer and the rights agent thereunder, net to the holder in cash, (less any applicable withholding taxes and without interest, and, together with the Upfront Consideration, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”) dated May 23, 2016, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, JUNE 20, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

For your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Offer to Purchase;

2. the related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients; and

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer; and

4. a printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

The Purchaser will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Computershare Trust Company, N.A., as the depositary, and other persons described in Section 17 of the Offer to Purchase titled “Fees and Expenses,” for soliciting tenders of Shares pursuant to the Offer. Upon request, the Purchaser will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the Information Agent at the addresses and telephone numbers set forth in the Offer to Purchase.

Very truly yours,

Georgeson LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER, FERRER, FTI, ALEXZA, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.